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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


                          Date of Report: July 18, 2001


                          PONTE NOSSA ACQUISITION CORP.
             (Exact name of registrant as specified in its charter)



         Delaware                      0-25611                 33-0838660
(State or other jurisdiction         (Commission             (IRS Employer
of incorporation)                    File Number)            Identification No.)




                         18271 McDurmott West, Suite A-1
                            Irvine, California 92614
                    (Address of principal executive offices)


               Registrant's telephone number, including area code:
                                 (949) 474-7020



                2600 Michelson Drive, Suite 490, Irvine, CA 92612
         (Former name or former address, if changed since last report)

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Item 1.  Changes in Control of Registrant

         On July 18, 2001, Financial Entrepreneurs Incorporated acquired control of the Registrant, pursuant to a Stock Purchase Agreement with Danilo Cacciamatta, acting on his own behalf and on behalf of certain other shareholders of Registrant. Pursuant to the Stock Purchase Agreement, Cacciamatta and the other shareholders agreed to sell 481,154 shares, constituting 96% of the outstanding shares, to Financial Entrepreneurs Incorporated, for $600,000 in cash, of which $250,000 was paid at the closing, with the balance payable within 30 days thereafter. Immediately thereafter, a new Board of Directors was elected, consisting of Thomas F. DiMele and Laurence
M. Schreiber. The Board elected Mr. DiMele as President and Mr. Schreiber as Secretary and Chief Financial Officer

         Also, on the same day, the Board of Directors declared a 26 for 1 stock split, which was effective on July 26, 2001.

Item 5.  Other Events

         On July 20, 2001 Registrant entered into a letter agreement for the acquisition of Visijet, Inc. Visijet is a privately-owned ophthalmic medical device company, based in Irvine, California, which develops devices utilizing waterjet technology in ophthalmic surgery. The agreement is subject to certain conditions, including the consummation of certain private financing transactions by Registrant. The agreement contemplates that upon completion of the acquisition Registrant will change its name to Visijet, Inc.


                                   Signatures

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                 Ponte Nossa Acquisition Corp.

                                                 By: /s/ Thomas F. DiMele
                                                     ------------------------
                                                    Thomas F. DiMele, President

Date: August 2, 2001

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